EXHIBIT 99.1


                  HCIA Announces Date of Stockholder Meeting to
                     Approve Merger With VS&A Communications
                               Partners III, L.P.

Baltimore, MD, Oct. 12, 1999 -- HCIA Inc. (NASDAQ:HCIA) today announced that it will hold a special meeting of stockholders on Wednesday, Nov. 17, 1999, at 10 a.m. ET to approve its proposed merger with VS&A Communications Partners III, L.P. Stockholders of record as of the close of business on Oct. 8, 1999, will be entitled to receive notice of and to vote at the special meeting. It is anticipated that the proxy statement in connection with the meeting will be distributed beginning on or about Oct. 12, 1999.

HCIA also announced that it has received early clearance of the merger under the Hart-Scott-Rodino Act. The merger continues to be subject to other customary conditions, such as the correctness of representations and warranties set forth in the merger agreement. It is currently anticipated that the closing of the merger will take place on or about Nov. 23, 1999.

As previously announced, pursuant to the merger agreement between HCIA and VS&A Communications Partners III, L.P., each share of HCIA common stock will be converted into the right to receive $11.00 per share.

HCIA Inc. collects, manages, and distributes comparative health care information. Its customers deliver, purchase, and manufacture health care products and services. By combining industry leading databases, methodologies, and analytic services, HCIA creates information assets that help customers manage health care costs and improve patient care.

VS&A Communications Partners III, L.P. is a $1.0 billion private equity fund affiliated with Veronis, Suhler & Associates Inc. VS&A Communications Partners III, L.P. focuses exclusively on making equity investments in the information, communications and media industries.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release, other than historical financial information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on key personnel, (vi) development by competitors of new or superior products or entry into the market of new competitors, (vii) dependence on major customers, (viii) dependence on intellectual property rights, (ix) integrity and reliability of the Company's data, (x) volatility of the Company's stock price, (xi) changes in the health care industry from both a regulatory and financial perspective, (xii) implementation of required changes to computer systems and software for the year 2000, and (xiii) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange
Commission. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.
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